Exhibit 14.1

Kost Forer Gabbay & Kasierer 3 Aminadav St. Tel-Aviv 67067, Israel Tel: 972 (3)6232525 Fax: 972 (3)5622555 www.ey.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File Nos. 333-140701, 333-149237, 333-159306, 333-165144, 333-172492, 333-180770, 333-187406, and 333-194833) pertaining to the 2006 Compensation Incentive Plan of Allot Communications Ltd., of our report dated March 26, 2015, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Allot Communications Ltd. included in this annual report on Form 20-F for the year ended December 31,  2014.

/s/ Kost Forer Gabbay & Kasierer
KOST FORER GABBAY & KASIERER
A Member of Ernst & Young Global

Tel Aviv, Israel
March 26, 2015